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                                    EXHIBIT 5


October 31, 2000


Fortel Inc.
46832 Lakeview Blvd.
Fremont, California  94538-6543


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Fortel Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 150,000 shares of the Company's common stock, no par value (the "Shares"), pursuant to the Company's 1995 Non-Employee Directors' Stock Option Plan (the "Plan").

In connection with this opinion, we have examined and relied on the Registration Statement and related prospectus, the Company's Articles of Incorporation, as amended and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ JOHN L. CARDOZA
    -------------------------------
    John L. Cardoza